UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 0-29272

                        LONG BEACH FINANCIAL CORPORATION
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             (Exact name of registrant as specified in its charter)

         1100 Town & Country Road, Suite 1650, Orange, California 92868
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     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
                        (including any associated rights)
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               (Title of class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule  12g-4(a)(1)(i) |X|  Rule  12h-3(b)(1)(i)   |_|
           Rule 12g-4(a)(1)(ii) |_|  Rule  12h-3(b)(1)(ii)  |_|
           Rule 12g-4(a)(2)(i)  |_|  Rule   12h-3(b)(2)(i)  |_|
           Rule 12g-4(a)(2)(ii) |_|  Rule 12h-3(b)(2)(ii)   |_|
                                     Rule 15d-6             |_|

     Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Long Beach Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  October 22, 1999     WASHINGTON MUTUAL, INC.
                             (as successor to Long Beach Financial Corporation)


                  By:        /s/ Fay L. Chapman
                  Name:      Fay L. Chapman
                  Title:     Senior Executive Vice President